Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

MicroCloud Hologram Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

CALCULATION OF REGISTRATION FEE

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)(3)			Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share (6)	-	-	-			-			-	-

	Equity	Preferred shares, par value $0.0001 per share	-	-	-			-			-	-

	Debt, Debt Convertible into Equity	Debt Securities	-	-	-			-			-	-

	Other	Warrants	-	-	-			-			-	-

	Other	Rights

	Other	Units (4)	-	-	-			-			-	-

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	-	-	(2)		$300,000,000	(2)		$0.0001476	44,280

Carry Forward Securities

Carry Forward Securities	Equity	Universal Shelf	Rule 415(a)(5)				$			$			F-3	333-274650	October 20, 2023	110.2
		Ordinary shares underlying previously issued warrants	Rule 415(a)(5)										F-3	333-274650	October 20, 2023	3643.48

Total Offering Amounts – $44,280
Total Fees previously paid – $3,753.68
Net Fee Due – $40,526.32

1.	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.
2.	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $100,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.
3.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
4.	Consisting of some or all of the classes of securities listed above, in any combination, including common shares, preferred shares, debt securities, warrants, and rights.
5.	On September 22, 2023, we filed with the SEC the 2023 F-3 and have subsequently filed prospectus supplements with the SEC on January 24, 2024, March 14, 2024, April 23, 2024, May 9, 2024, and May 22, 2024 (collectively, the “Prospectus Supplements”). Under the 2023 F-3 which was declared effective on October 20, 2023, we were entitled to, from time to time, sell up to $100 million in the aggregate of the Company’s ordinary Shares, preferred shares, debt securities, warrants, rights and units. In addition, the 2023 F-3 relates to the issuance of up to 2,875,000 ordinary shares (or 287,500 ordinary shares after giving effect to the Company’s 10 for 1 share consolidation which became effective on February 2, 2024) that are issuable by us upon exercise of 5,750,000 warrants, which were included in the units sold in the Golden Path Acquisition Corporation IPO (“Warrant Shares”). Following the sales made pursuant to the Prospectus Supplements, approximately $2 million of “shelf” securities remain available for sale under the 2023 F-3. As of the date of this Registration Statement on Form F-3, we have not issued any Warrant Shares.
6.	Reflects par value of our ordinary shares prior to our share consolidation effective February 2, 2024.